Exhibit 3.1

1.    Name of corporation:

SUMOTEXT INCORPORATED [E0571372008-5]

2. The board of directors have adopted a resolution pursuant to NRS 78.209 and have obtained any required approval of the stockholders.

3. The current number of authorized shares and the par value, if any, of each class or series, if any, of shares before the change:

100,000,000 shares of common stock, $0.0001 par value per share; and
10,000,000 shares of preferred stock, $0.0001 par value per share

4.    The number of authorized shares and the par value, if any, of each class or series, if any, of shares after the change:

1,100,000,000 shares of common stock, $0.0001 par value per share; and
10,000,000 shares of preferred stock, $0.0001 par value per share

5. The number of shares of each affected class or series, if any, to be issued after the change in exchange for each issued share of the same class or series:

Eleven (11) shares of common stock will be issued for each one (1) share of common stock outstanding.

6.    The provisions, if any, for the issuance of fractional shares, or for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby:

n/a